Exhibit 99.1

Dell Appoints Three New Members to Its Board of Directors

  Janet Clark, executive vice president, treasurer and CFO, Marathon Oil Corporation
  Laura Conigliaro, retired partner, Goldman Sachs
  Ken Duberstein, chairman and CEO, The Duberstein Group

ROUND ROCK, Texas--(BUSINESS WIRE)--September 9, 2011--Dell today announced the appointment of three new members to its Board of Directors, effective immediately. The new members are: Janet Clark, executive vice president, treasurer and chief financial officer, and a member of the executive committee of Marathon Oil Corporation; Laura Conigliaro, recently retired from her role as partner at Goldman Sachs; and Ken Duberstein, chairman and CEO of The Duberstein Group.

“Janet Clark, Laura Conigliaro and Ken Duberstein collectively bring extensive experience in finance, accounting, IT industry insight, public policy, enterprise solutions strategy and management, which will benefit Dell as we continue to expand our role as a technology solutions company,” said Michael Dell, chairman and CEO. “We are fortunate to have them join our company’s board and we look forward to working with them.”

Ms. Clark, 56, will serve on the board’s audit committee. She joined Marathon Oil in 2004 and serves as executive vice president, treasurer and CFO. She previously served as senior vice president and CFO for Nuevo Energy and was CFO and executive vice president of Corporate Development and Administration for Santa Fe Snyder. She holds a bachelor’s degree in economics from Harvard University and an MBA in finance from the Wharton School of the University of Pennsylvania.

Ms. Conigliaro, 65, will join the board’s finance committee. She recently retired as a partner at Goldman Sachs, which she joined in 1996, and was the co-head of the firm’s Americas equity research unit. In addition to covering the hardware systems sector, Ms. Conigliaro served as the technology investment research business unit leader for Goldman Sachs. She also developed a specialized expertise covering enterprise server and storage companies. Prior to Goldman Sachs, Ms. Conigliaro was a computer and design automation analyst at Prudential. She holds a Bachelor of Arts from Boston University and an MBA from Fairleigh Dickinson University.

Mr. Duberstein, 67, will serve on the board’s governance and nominating committee. He is chairman and CEO of The Duberstein Group, Inc., an independent strategic planning and consulting company advising leading corporations and a select group of trade associations. Mr. Duberstein served as a key member of the Reagan Administration as White House Chief of Staff, Deputy Chief of Staff and assistant to the President for Legislative Affairs. In 1989, he was awarded the President's Citizens Medal by President Reagan. He also serves as a director on the boards of the Boeing Company, ConocoPhillips and the Travelers Companies. Mr. Duberstein holds a bachelor’s degree from Franklin and Marshall College and a master’s from American University. He received an honorary Doctor of Laws degree from Franklin and Marshall.

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